Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (“Settlement Agreement”) is made and entered into by and between CIMA Telecom, Inc., a Florida corporation (“CIMA Telecom”), two of CIMA’s wholly-owned subsidiaries, Knetik, Inc., a Delaware corporation (“Knetik”) and Auris, LLC, a Florida limited liability company (“Auris” and, with CIMA and Knetik, collectively, “CIMA”) and Cuentas Inc., a Florida corporation (“Cuentas”) (CIMA and Cuentas each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Platform License Agreement, dated December 31, 2019 (“License Agreement”), pursuant to which, among other things, CIMA agreed to grant Cuentas a license to access and use the Platform, on the terms and conditions set forth therein.

WHEREAS, in connection with Cuentas’s failure to pay amounts due and outstanding under the License Agreement, the Parties entered into a letter agreement, dated September 16, 2021 (the “First Settlement Agreement”), pursuant to which the Parties agreed to a revised payment schedule with respect to certain Maintenance Fees.

WHEREAS, in connection with Cuentas’s failure to pay amounts due and outstanding under the First Settlement Agreement, and additional amounts due and outstanding under the License Agreement, CIMA provided notice of default pursuant to Section 15.2 of the License Agreement on May 25, 2022, and a second notice of default in respect of additional amounts due and outstanding on June 7, 2022, for a total amount currently due and outstanding of $770,239.78 (the “Unpaid Fees”).

WHEREAS, Cuentas sent a letter and draft complaint dated July 19, 2022 alleging various claims against CIMA for breach of fiduciary duty, violation of Florida’s Deceptive and Unfair Trade Practices Act, Fla. Stat. § 501.201 et seq., breach of the License Agreement, injunctive relief, and rescission of the License Agreement, Purchase Agreement and related agreements (“Claims”).

WHEREAS, CIMA provided written notice to Cuentas on July 25, 2022 that the License Agreement, and Licensee’s access to and use of the Platform, was immediately terminated.

WHEREAS, CIMA filed a complaint against Cuentas on July 25, 2022 alleging claims for breaches of the License Agreement and the First Settlement Agreement (“Action”).

WHEREAS, the Parties recognize the benefit of avoiding fees and expenses that would be incurred in litigation.

WHEREAS, the Parties wish to resolve, discharge and settle fully, finally, and forever, all disputes, claims, charges, or grievances that exist with one another in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and conditions contained in this Settlement Agreement, and for other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, they agree as follows:

TERMS

1. Recitals. The foregoing recitals are hereby incorporated by reference and made a part of this Settlement Agreement as if more fully set forth herein.

2. Defined Terms. Capitalized terms used but not otherwise defined in this Settlement Agreement shall have the meaning ascribed in the License Agreement.

3. Settlement Terms. In exchange for the consideration provided in this Settlement Agreement, (x) Cuentas shall: (i) on or before 5:00 p.m. New York City time, on August 2, 2022, pay CIMA $350,000.00 by wire transfer of immediately available funds in cash, (ii) on or before 5:00 p.m New York City time, on August 15, 2022, pay CIMA the balance of the Unpaid Fees ($420,239.78) by wire transfer of immediately available funds in cash, (iii) accept for a period of 30 days from the date hereof the exclusive right to facilitate a third party (including to current shareholders and directors of Cuentas) purchase (without markup or broker fee) of, all of the shares of Cuentas held by CIMA at the higher of: (i) the average per share trading price for the three day average before notice in writing is provided by Cuentas of the intent to purchase CIMA’s Cuentas shares, or (ii) the minimum price of $0.50 per share on or before 5:00 p.m. New York City time, on August 31, 2022 pursuant to a purchase agreement delivered by and acceptable to CIMA without any changes thereto (provided, that CIMA shall not be required to provide any representations or warranties other than fundamental warranties related to (a) organization and good standing, (b) power and authority to undertake the transaction and (c) ownership of such shares, and ordinary representations and warranties that the Cuentas shares are being transferred free and clear of any liens, claims, or encumbrances); and (iv) on or before 5:00 p.m. New York City time, on August 2, 2022, Cuentas shall, and shall cause (x) Dinar Zuz, LLC, (y) Michael De Prado and (z) Arik Maimon to provide signed waiver letters in the form set forth in Exhibit C, expressly waiving any right of first refusal and co-sale rights granted in their favor under that certain letter agreement, dated December 31, 2019, by and among CIMA, Dinar Zuz, LLC, Michael Del Prado and Arik Maimon, and (y) CIMA agrees: (i) to restore immediately Cuentas’s access to the Platform upon receipt of the $350,000.00 payment in Section 3(x)(i); (ii) to provide Cuentas with a limited license to utilize the Platform the terms of which are detailed specifically in Section 6, and to use reasonable efforts, subject to Cuentas’ compliance hereto, to provide Cuentas’ customer data to Cuentas through the end of the limited license term described below in Section 6; (iii) deliver to Cuentas the Source Code (as that term is defined in paragraph 1.18 of the License Agreement) relating to Out-Of-Scope Services, as set forth on Exhibit B and as further detailed in Section 6; (iv) not enforce its rights under the Side Letter (as that term is defined in the paragraph 1.1 of the Purchase Agreement) through and including August 31, 2022, and (v) shall not transfer, sale, or encumber its Cuentas shares through and including August 31, 2022, except as permitted herein. Cuentas acknowledges and agrees that the amount of Unpaid Fees ($770,239.78) is valid and outstanding, and waives any right to dispute them. If Cuentas fails to comply with any term of this Settlement Agreement, in addition to the Stipulated Judgment described in Section 5, the limited license set forth in Section 6 and any of CIMA’s obligations under this Settlement Agreement shall become null and CIMA shall have the right to shut off Cuentas access to the Platform without notice.

4. Mutual General Releases by Cuentas and CIMA.

4.1. Cuentas, on behalf of itself individually and its respective attorneys, current or former agents, employees, representatives, predecessors, successors, parent corporations, subsidiaries, subdivisions, heirs, and assigns (collectively, “Cuentas Releasing Parties”), do hereby voluntarily, knowingly, unconditionally, and absolutely waive, remise, generally release, acquit, satisfy and forever discharge CIMA and their predecessors, parent corporations, subsidiaries, members, affiliates, franchisees, and all of their and those entities’ current or former agents, officers, principals, directors, executives, employees, attorneys, insurers, members, managers, successors, and assigns (collectively, “CIMA Released Parties”), from or concerning any causes of action, claims, complaints, liabilities, suits, debts, dues, sums of money, accounts, indemnities, guarantees, contributions, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages (actual, statutory, or other), injuries, judgments, executions, claims, attorney fees, costs, expenses, penalties, and all other damages now accrued, or hereafter to accrue, of any kind or character, in any country or jurisdiction, in law or equity, known or unknown, direct or indirect, fixed or contingent, suspected or unsuspected, including, but not limited to, any claims under federal, state, or local law, or the laws of any country, arising out of or relating to any matters, transactions, or events which existed from the beginning of time through the completion of items in Section 3, above, including, but not limited to, those based upon, related to, arising out of, or resulting from the License Agreement, Purchase Agreement, the Side Letter, anything related to CIMA’s position as a shareholder or any member of the Cuentas Board of Directors appointed by CIMA (specifically including Edward Maldonado), and any and all related or unrelated agreements of any kind or nature between the parties and/or the Claims (“Cuentas Released Claims”). The Cuentas Released Claims encompass any potential claims for relief by the Cuentas Releasing Parties no matter how denominated, including, but not limited to, compensatory damages, statutory damages, penalties, punitive damages, and attorney fees and costs; provided, however, such release does not include any breach of the promises, covenants, conditions or representations contained in this Settlement Agreement.

4.2. CIMA, on behalf of itself individually and its respective attorneys, current or former agents, employees, representatives, predecessors, successors, parent corporations, subsidiaries, subdivisions, heirs, and assigns (collectively, “CIMA Releasing Parties”), do hereby voluntarily, knowingly, unconditionally, and absolutely waive, remise, generally release, acquit, satisfy and forever discharge Cuentas and its predecessors, parent corporations, subsidiaries, members, affiliates, franchisees, and all of their and those entities’ current or former agents, officers, principals, directors, executives, employees, attorneys, insurers, members, managers, shareholders, successors, and assigns (collectively, “Cuentas Released Parties”), from or concerning any causes of action, claims, complaints, liabilities, suits, debts, dues, sums of money, accounts, guarantees, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages (actual, statutory, or other), injuries, judgments, executions, claims, attorney fees, costs, expenses, penalties, and all other damages now accrued, or hereafter to accrue, of any kind or character, in any country or jurisdiction, in law or equity, known or unknown, direct or indirect, fixed or contingent, suspected or unsuspected, including, but not limited to, any claims under federal, state, or local law, or the laws of any country, arising out of or relating to any matters, transactions, or events which existed from the beginning of time through the Effective Date of this Agreement, including, but not limited to, those based upon, related to, arising out of, or resulting from (i) the License Agreement, Purchase Agreement, Side Letter, and any and all related or unrelated agreements of any kind or nature, including the Side Letter Agreement between the parties (the “License and Related Agreements”), (ii) CIMA’s status a shareholder or as a member of the Cuentas Board of Directors, (iii) any and all related contractual, intentional torts, negligence, fraud, or fiduciary duty claims of any kind or nature (the “CIMA Released Claims”). The CIMA Released Claims encompass any potential claims for relief by the CIMA Releasing Parties no matter how denominated, including, but not limited to, compensatory damages, statutory damages, penalties, punitive damages, and attorney fees and costs; provided, however, such release does not include any breach of the promises, covenants, conditions or representations contained in this Settlement Agreement.

4.3. The Cuentas Releasing Parties and the CIMA Releasing Parties mutually intend to grant a full, general, and unconditional release each to the other of the Cuentas Released Claims and CIMA Released Claims, whether or not the Releasing Parties have knowledge of the existence of any such Released Claims, or of any fact which would give rise to, or support, any such Released Claims, and irrespective of whether the facts presently known to the Releasing Parties are correct or complete. Notwithstanding the foregoing, the Cuentas Releasing Parties and the CIMA Releasing Parties intend their mutual general releases to extend to any claims they do not know of or suspect to exist in their favor at the time of execution of this Settlement Agreement, even if such claim would materially affect their decision to enter into this Settlement Agreement. The Cuentas Releasing Parties and the CIMA Releasing Partiesintend their mutual general releases to be, and remain in effect as, a full and complete general release, notwithstanding the discovery or existence of different or additional facts, relating to the Released Claims, now or in the future, and that their mutual general releases be interpreted as broadly as possible as releasing each from the other of any and all claims of any kind or nature, excluding only the parties’ obligations, promises, covenants, conditions or representations contained in this Settlement Agreement.

4.4. Cuentas represents that other than the Claims, it has no pending complaints, actions, charges or claims of any nature against any of the CIMA Released Parties. Cuentas further agrees that this Agreement shall be construed to be, and is, a covenant by Cuentas, for itself and its agents, heirs, employees, attorneys, successors, and assigns acting on its behalf, not to sue, institute, instigate, or act to cause, facilitate, or encourage the commencement of, any arbitration, lawsuit (whether in law or at equity), administrative, regulatory or self-regulatory investigation or proceeding, or any other action of any kind on its behalf relating to or based upon the Cuentas Released Claims. Cuentas agrees that if it files or causes to be filed on its behalf any claim or action asserting claim(s) released by this Settlement Agreement, the CIMA Released Parties may assert this Settlement Agreement as a complete defense and may seek to recover from Cuentas any costs or attorneys’ fees incurred in such an action or claim. Cuentas agrees and acknowledges that the covenants not to sue in this Settlement Agreement are made to inure to the benefit of, and are specifically enforceable by, the CIMA Released Parties.

4.5. CIMA further agrees that this Agreement shall be construed to be, and is, a covenant by CIMA, for itself and its agents, heirs, employees, attorneys, successors, and assigns acting on its behalf, not to sue, institute, instigate, or act to cause, facilitate, or encourage the commencement of, any arbitration, lawsuit (whether in law or at equity), administrative, regulatory or self-regulatory investigation or proceeding, or any other action of any kind on its behalf relating to or based upon the CIMA Released Claims. Except as set forth in Section 4.9, CIMA agrees that if it files or causes to be filed on its behalf any claim or action asserting claim(s) released by this Settlement Agreement, the Cuentas Released Parties may assert this Settlement Agreement as a complete defense and may seek to recover from CIMA any costs or attorneys’ fees incurred in such an action or claim. CIMA agrees and acknowledges that the covenants not to sue in this Settlement Agreement are made to inure to the benefit of, and are specifically enforceable by, the Cuentas Released Parties. To avoid doubt, nothing in this Section negates, limits, or alters Section 4.9, below.

4.6. Each party represent and warrant that it is the current legal and beneficial owner of the Released Claims and that it has not sold, assigned, pledged, transferred, conveyed, or contracted to sell, assign, pledge, transfer, convey or otherwise dispose of any such Released Claims to any person or entity.

4.7. Each party represents and warrants that it has asserted no claims except those that it owns, that it can provide a complete resolution of the claims, and that no part of the claims will remain viable after the execution of this Settlement Agreement.

4.8. The terms of the release and covenants provided and effectuated by this Settlement Agreement are to be construed as broadly as possible and in favor of a complete resolution of the any and all claims of any kind or nature between or among the parties, so that no exceptions are implied.

4.9. Cuentas agrees to indemnify, defend, and hold harmless CIMA from any lawsuit initiated by a third party against CIMA for any action related to Cuentas. Nothing in this Settlement Agreement (including Sections 4 and 9) precludes CIMA from defending itself (1) through making statements relating to Cuentas and/or (2) in prosecuting and defending lawsuits (including against Cuentas) relating to any third party’s comments, actions or claims made regarding CIMA. For avoidance of doubt, this reservation of rights includes CIMA retaining the right to sue Cuentas for indemnity, subrogation, or contribution relating to claims made by a third party against CIMA, and retaining the right to make any truthful comments about Cuentas to address allegations about CIMA related to Cuentas.

4.10. Cuentas’s release of CIMA shall be effective upon Cuentas signing this Settlement Agreement. CIMA’s release of Cuentas shall be effective upon the completion of all items identified in Section 3, above. If Cuentas fails to comply with any portion of Section 3, CIMA’s release of Cuentas is null and void.

5. Stipulated Judgment. In the event Cuentas fails to perform any of its obligations under this Settlement Agreement, Cuentas stipulates to have judgment entered in the Action against it in favor of CIMA, in the amount of $770,239.78, less any payments received by CIMA from Cuentas under this Settlement Agreement, plus interest on any unpaid principal balance accrued at the maximum legal rate from the Effective Date (“Stipulated Judgment”). Under such circumstances, CIMA, through counsel, shall be entitled to seek and secure entry of judgment in the Action, with or without notice to Cuentas or its counsel. The Stipulated Judgment shall be in the form of Exhibit A1, substantially in the form attached hereto, the terms of which are incorporated herein by reference. Cuentas hereby waives all defenses to liability, any rights of appeal or other rights it may have to contest the validity of the Stipulated Judgment except defense of payment. This Settlement Agreement may be presented to the Court to show the entitlement to the Stipulated Judgment.

1	For the avoidance of doubt, Exhibit A includes blank lines to be completed by CIMA to reflect the amounts owed upon a circumstance that permits CIMA to cause the Stipulated Judgment to be entered by the Court.

6. Limited Grant of Rights.

6.1. Effective and conditioned upon Cuentas’s full performance of all the terms of this Settlement Agreement, CIMA hereby grants to Cuentas a limited, non-exclusive, revocable, non-transferable, non-sublicensable license to access and use the Platform through 11:59pm New York City time on November 30, 2022, on an “as is” basis, solely within the Field of Use and to facilitate Cuentas’s transition to an alternate platform, such transition to occur at Cuentas’s sole cost and expense (the “Transition”). Cuentas shall provide CIMA ten (10) day written notice of the date and time of the Transition (the “Transition Date”). On the Transition date, CIMA will transfer to Cuentas the Cuentas database and transfer the access and email as necessary to allow Cuentas to assume control of the Apple and Android developments.

6.2. Cuentas acknowledges and agrees that: (i) CIMA is under no obligation to provide any Maintenance and Support Services with respect to the Platform; (ii) Cuentas may request, but CIMA is under no obligation whatsoever to assist with or provide any Transition related activities or services; (iii) any assistance Cuentas may obtain from CIMA with respect to the Transition will be entirely at Cuentas’s risk; (iv) CIMA shall deliver to Cuentas the Source Codein connection with Out-Of-Scope Services developed pursuant to Statements of Work under Section 5.1 of the License Agreement, solely as set forth on Exhibit B, on an “as-is” basis, , in its current form without alterations, modification, or deletions, and only to the extent such Source Code is distinct from and separate to Source Code relating to the Platform, within five (5) business days of Cuentas payment of the remaining Unpaid Fees of $420,239.78 as provided for in paragraph 3 of the Agreement; (v) if Cuentas fails to comply with any term of this Settlement Agreement, in addition to the Stipulated Judgment described in Section 5, the license granted under this Section 6 shall become null, and CIMA shall have the right to immediately terminate Cuentas’s access to the Platform without notice; and (vi) other than as specifically described in this Section 6, Cuentas has no rights with respect to the Platform or any related components thereto.

6.3. OTHER THAN AS EXPRESSLY SET FORTH IN THIS SETTLEMENT AGREEMENT, CIMA MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

7. No Admission of Liability. The Parties understand and agree this Settlement Agreement is entered in compromise and settlement of all possible claims (asserted and unasserted, known and unknown), and shall not be construed as an admission of liability by any Party. The existence of this Settlement Agreement shall not be used as evidence or otherwise in any manner, except in an action or proceeding related to enforcement of the terms of this Settlement Agreement.

8. No Other Pending or Future Claims. Cuentas represents and warrants that, except for the Claims, it does not have any other current or contemplated charges, lawsuits, or claims of any kind against the CIMA Released Parties it has filed, or intends to file, before any state, federal, or other court, any state or federal agency, or governmental entity, or arbitration organization. Cuentas also agrees not to cooperate or assist any person or entity in pursuing any claim, including the Cuentas Released Claims, against any of the CIMA Released Parties, except as required by law. Cuentas agrees it shall not file, or cause to be filed, or prosecute in any manner in any forum or jurisdiction any claims, charges, or actions against the CIMA Released Parties, at any time with respect to the Cuentas Released Claims.

9. Confidentiality and Non-Disparagement.

9.1. Each Party agrees that any confidential information provided to the other Party pursuant to its right under this Settlement Agreement shall be subject to the confidentiality terms of the License Agreement (without giving effect to any waiver, modification, amendment or restatement thereof except to the extent expressly consented to in writing by either Party).

9.2. Cuentas agrees that it will, and will cause its officers and employees, not make, whether by responding to inquiries or otherwise, any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices or conduct of CIMA, its parents, subsidiaries, affiliates, employees, directors, and officers, agents and attorneys with respect to the Claims that are the subject of this Settlement Agreement, and the settlement thereof, including the terms of this Settlement Agreement and all negotiations thereof.

9.3. Notwithstanding the foregoing, nothing in Section 8 negates, limits, or alters the rights set forth in Section 4.9 and this Section 9 is expressly limited to the extent provided in Section 4.9.

10. Voluntary Agreement and Consultation With Counsel. The Parties represent and acknowledge: (a) they have read this Settlement Agreement; (b) they have made such investigation of the matters pertaining to this Settlement Agreement as they deem necessary and find the terms of this Settlement Agreement to be satisfactory; (c) they understand all of this Settlement Agreement’s terms; (d) they execute this Settlement Agreement freely, voluntarily, and without coercion, with full knowledge of its significance and the legal consequences thereof; and (e) they have consulted legal counsel and have had an adequate opportunity to review and consider the terms of this Settlement Agreement.

11. Authority. Each Party expressly covenants, represents, and warrants it has the authority to enter into this Settlement Agreement, and each person signing on behalf of a Party has all of the requisite power to bind such Party.

12. Governing Law. This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to the conflict of law rules thereof.

13. Waiver of Jury Trial. Each of the parties knowingly, voluntarily, and intentionally waives the right any of them may have to a trial by jury in respect of any litigation related to or arising out of this SETTLEMENT Agreement.

14. Severability. Whenever possible, each provision of this Settlement Agreement shall be interpreted in such a manner as to be valid under applicable law, but if any provision of this Agreement shall be judged invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalidity or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Settlement Agreement.

15. Counterparts. This Settlement Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same instrument. A facsimile or a PDF copy of a signature page shall be acceptable in the absence of an original signature page.

16. No Oral Modifications. No alterations, modifications, supplements, changes, amendments, waivers, or termination of this Settlement Agreement shall be valid unless in writing and executed by all Parties. No waiver of any provision of this Settlement Agreement shall constitute a waiver of any other provision. Each Party warrants it has not relied on any promises or representations outside this Settlement Agreement.

17. Binding Effect of Agreement. The terms and provisions of this Settlement Agreement shall be binding upon, and inure to the benefit of, the Parties and each of their respective successors, heirs, and assigns.

18. Entire Agreement/Integration/No Reliance: Regarding the subject matter herein: this Settlement Agreement and all attachments hereto, (1) constitutes the entire agreement and understanding of the Parties hereto; (2) sets forth all the promises, covenants, agreements, conditions and understandings between the Parties; and (3) supersedes any prior or contemporaneous agreements, understandings, inducements or conditions, whether expressed or implied, oral or written, except as set forth herein. The attachments include: (1) the Stipulated Judgment attached as Exhibit A; (2) the list of code developed under statements of work attached as Exhibit B; and (3) the letter agreement for waiver of the Right of First Refusal attached as Exhibit C. Each Party acknowledges that no other representation, inducement, promises or agreements, orally or otherwise, was made or relied on by any Party, or anyone acting on behalf of any Party, unless such representation, inducement, promises or agreements are embodied in this Agreement.

19. Further Assurances. Each Party shall execute and deliver any and all additional papers, documents, and other assurances, and shall take such additional actions as may be necessary in connection with the performance of its obligations hereunder to carry out the intent of the Parties with respect to this Settlement Agreement.

20. Expenses. Each Party shall bear all of its own attorney fees, costs and expenses incurred, or to be incurred, in connection with, or arising out of, the Action, the Claims, and/or negotiating and preparing this Settlement Agreement, and in carrying out any duties contemplated by this Settlement Agreement.

21. No Obligation to Third Parties. Except for the Parties to this Settlement Agreement and as otherwise provided herein, no person is intended to be a beneficiary of any provision of this Settlement Agreement and, accordingly, there shall be no third party beneficiaries of this Settlement Agreement.

22. Construction. The section headings of this Settlement Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Settlement Agreement.

23. No Prejudice to the Drafter. Each Party and its counsel has had a full and complete opportunity to review this Settlement Agreement, and make suggestions or changes. Accordingly, each Party understands this Settlement Agreement is deemed to have been drafted jointly by the Parties, and they agree common law principles of construing ambiguities against the drafter shall not apply. This Settlement Agreement should be construed fairly and not in favor of or against one Party as the drafter.

24. Effective Date. This Settlement Agreement shall be effective when fully executed by all Parties. To the extent the Parties execute this Settlement Agreement on different days, the Effective Date shall be the date of the last signature of a Party.

[Remainder of page intentionally left blank; signature page to follow]

IN WITNESS WHEREOF, each Party hereto has approved and executed this Settlement Agreement on the date set forth below.

Dated: August 2, 2022	CUENTAS INC.

	By:	/s/ Arik Maimon
		Name:	Arik Maimon
		Title:	Chairman of Cuentas Board of Directors

Dated: August 2, 2022	CIMA TELECOM, INC.

	By:	/s/ Juan M. Gomez
		Name:	Juan M. Gomez
		Title:	President

Dated: August 2, 2022	KNETIK, INC.

	By:	/s/ Juan M. Gomez
		Name:	Juan M. Gomez
		Title:	President

Dated: August 2, 2022	AURIS, LLC

	By:	/s/ Juan M. Gomez
		Name:	Juan M. Gomez
		Title:	President

EXHIBIT A

IN THE CIRCUIT COURT OF THE

11TH JUDICIAL CIRCUIT IN AND FOR
MIAMI-DADE COUNTY, FLORIDA

CIMA TELECOM, INC., KNETIK, INC., and AURIS, LLC,
Circuit Civil Division ___
Plaintiffs,		CASE NO.: __________

v.

CUENTAS, INC.,

Defendant.	/

STIPULATED FINAL JUDGMENT

Plaintiffs commenced this civil action for breach of the Parties’ settlement agreement dated August [●], 2022 (“Settlement Agreement”). This cause came before the undersigned Judge pursuant to and in accordance with the stipulation of the Parties, and good cause appearing, IT IS HEREBY ORDERED, ADJUDGED AND DECREED that plaintiffs CIMA TELECOM, INC., KNETIK, INC. and AURIS, LLC have and recover of and from defendant Cuentas, Inc., judgment in the total sum of $____________________, which includes plaintiffs’ principal claim of $______________ and interest at the rate of $_________ per day, calculated as of __________________, 2022, in accordance with the terms of the Settlement Agreement of ___ % per annum from the Effective Date, which interest shall continue to accrue until the Judgment is paid in full.

Dated this ___ day of August, 2022.

STIPULATED AND AGREED TO BY:

ON BEHALF OF PLAINTIFFS:	ON BEHALF OF DEFENDANT:

ORDERED and ADJUDGED in Miami-Dade County, Florida, this __ day of August, 2022.

CIRCUIT COURT JUDGE

CIMA TELECOM, INC.

1728 Coral Way

Coral Gables, FL 33145

EXHIBIT B

Statements of Work

Ref.	SOW	Total amount	Date
1	SMS Based Registration Version 1.0	3,900.00	2/27/2020
2	Promo Code Handling Version 1.0	3,000.00	2/27/2020
3	Retailer Whitelisting 1.0	1,150.00	2/27/2020
4	International Top-Up Version 1.0	3,600.00	4/17/2020
5	March-April New Development (a/k/a Request Funds & Registration Recovery)	4,500.00	4/17/2020
6	Activation-Fee Credit - API Update	750.00	5/19/2020
7	April Development - Loose Ends	4,495.00	5/19/2020
8	Language Upgrade	1,800.00	5/19/2020
9	Analytics V2	5,700.00	5/26/2020
	Redesign & Bill Pay / CITI Intergration - Phase 1 & Phase2	107,100.00	1/13/2021
10	ADDENDUM - Redesign & Bill Pay/ITI Intergration-Phase 1 & 2	15,600.00	5/14/2021
11	Western Union 2.0 July 2021	69,600.00	8/4/2021
12	WU Browser-based Implementation Oct 2021	60,375.00	10/15/2021
13	SDI Release Version 1.0 - June 2021	17,700.00	6/22/2021
14	Western Union Version 1.0 - June 2021	60,300.00	6/22/2021
15	WU/Bill-pay Finalization Work 4 Oct 2021	37,275.00	10/18/2021
16	Backlog and Roadmap items - Jan 2022	27,900.00	1/12/2022
	1.- Registration Modification and Promo Changes	11,100.00	3/1/2022
	2.- WU Release Changes/Preparation to SOW Registration
17	Modification and Promo Changes.
18	SOW Web-based Registration Feb 2022 CUEN-2407	18,000.00	3/3/2022
19	New Products and Enhancements ID: March 2022 CUEN-2416	13,200.00	3/23/2022
20	AppsFlyer SDK Integration ID: CUEN-2428	5,250.00	4/4/2022
21	Bill Pay Reports ID: CUEN-2456 April 2022 CUEN-2456	15,000.00	5/10/2022
	TOTALS	487,295.00

Exhibit C

August 2, 2022

Cuentas, Inc.
200 S. Biscayne Blvd., Suite 5500	235 Lincoln Rd, Ste 210
Miami, FL 33131	Miami Beach, FL 33139

Dinar Zuz, LLC
[Address]	1898 NW 74TH AVE
PEMBROOK PINES, FL 33024

Michael De Prado
[Address]	235 Lincoln Rd, Ste 210
Miami Beach, FL 33139
Arik Maimon
[Address]	235 Lincoln Rd, Ste 210
Miami Beach, FL 33139

Gentlemen:

Reference is made to that certain letter agreement, dated December 31, 2019 (the “Side Letter Agreement”), by and among CIMA Telecom, Inc., a Florida corporation (“CIMA”), Cuentas, Inc., a Florida corporation (“Cuentas”), Dinar Zuz, LLC, a Florida limited liability company (“Dinar”), Michael De Prado (“Michael”) and Arik Maimon (“Arik”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed in the Side Letter Agreement.

Pursuant to Section 4 of the Side Letter Agreement, (i) Cuentas has a primary right of first refusal to purchase shares of Common Stock which CIMA intends to sell to a bona fide third party purchaser on the same terms and conditions as CIMA would have sold such shares of Common Stock to any third party purchaser (the “Primary ROFR”) and (ii) each of Dinar, Michael and Arik have a secondary right of first refusal to purchase such shares of Common Stock if Cuentas does not exercise the Primary ROFR (the “Secondary ROFR”).

On even date herewith, Cuentas and CIMA entered into a Settlement Agreement, pursuant to which, among other things, Cuentas agreed to (i) facilitate a third party purchase of all of the share of common stock of Cuentas held by CIMA at the higher of: (i) the average per share trading price for the three day average before notice in writing is provided by Cuentas of the intent to purchase CIMA’s Cuentas shares, or (ii) the minimum price of $0.50 per share on or before 5:00 p.m. New York City time on August 31, 2022 (the “Contemplated Transaction”), and (ii) cause Dinar, Michael and Arik to provide waivers of the Secondary ROFR granted in their favor pursuant to the terms of the Side Letter Agreement.

We hereby request that you waive your right to exercise such Primary ROFR and Secondary ROFR. By signing this letter agreement, you confirm that (i) you understand that you have the right to purchase Common Stock pursuant to the Primary ROFR or the Secondary ROFR, as applicable, and (ii) you hereby elect to waive any and all rights of first refusal pursuant to the Side Letter Agreement with respect to the Contemplated Transaction.

This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[signature page follows]

CIMA TELECOM, INC.

1728 Coral Way

Coral Gables, FL 33145

If you are in agreement with the foregoing, please so indicate by signing, dating and returning the enclosed copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Sincerely,

CIMA TELECOM, INC.

By:	/s/ Juan M. Gomez
Name:	Juan M. Gomez
Title:	President

Agreed to and accepted:

CUENTAS, INC.

By:	/s/ Arik Maimon
Name:	Arik Maimon
Title:	Executive Chairman

DINAR ZUZ, LLC

By:	/s/ Yochanon Bruk
Name:	Yochanon Bruk
Title:	Manager

MICHAEL DE PRADO

/s/ Michael De Prado

ARIK MAIMON

/s/ Arik Maimon